Exhibit 10.14

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is between VYYO LTD. (“Vyyo”) of Hanegev 4, Airport City, and Arik Levi (“Employee”).  This Agreement shall be effective as of April 8, 2008 (“Effective Date”).

RECITALS

WHEREAS, Employee served as an employee of Vyyo, pursuant to an Employment Agreement dated March 1, 2000 (the “Employment Agreement”); and

WHEREAS, on March 1, 2008 Vyyo delivered a termination notice to Employee (the “Notice Date”); and

WHEREAS, Vyyo and Employee desire to amicably settle the termination of Employee’s employment relationship with Vyyo; and

WHEREAS, even though Employee has made no claims against Vyyo and Vyyo has made no claims against Employee, Vyyo and Employee desire to resolve any and all claims and potential claims as described in this Agreement.

ACCORDINGLY, the parties agree as follows:

1.              Effective as of November 30th, 2008 (the “Termination Date”), Employee’s employment with Vyyo shall cease, except as set forth in this Agreement. It is understood that effective as of the Termination Date, the employer-employee relationship between the Employee and Vyyo shall be fully and finally terminated.

2.              From the Notice Date and until the Termination Date, Vyyo will pay Employee monthly base salary of NIS 65,392, plus all rights and fringe benefits under the Employment Agreement as amended from time to time.

3.              Vyyo will pay Employee Recreation Pay (“Demei Havra’ah”) in the amount of NIS 2,647 on August 1st, 2008, and NIS 882 on the Termination date.

4.              On the Termination Date, Vyyo will:

4.1.     Transfer to the name of Employee the ownership of Manager’s Insurance (“Bituach Menahalim”) policies, including his Manager’s Insurance policy with the Migdal Insurance company. It is agreed hereby that providing a letter instructing the insurance company to transfer the Manager’s Insurance policies to Employee’s ownership will be deemed full satisfaction of Vyyo’s obligations in connection with Employee’s rights to Manager’s Insurance.

4.2.     Transfer to Employee’s name, on the date required by law, ownership in the Continuous Education Fund (“Keren Hishtalmut”) policies. It is agreed hereby, that providing a letter instructing Bank Leumi to transfer the Continuous Education Fund to the ownership of Employee will be deemed as full satisfaction of Vyyo’s obligations in connection with Employee’s rights to the Continuous Education Fund.

4.3.     Pay Employee an amount of NIS 105,149 constituting the remaining severance payments (Hashlamat Pitzuii Piturin) due to the Employee in addition to the amounts accrued on his behalf on account of the severance payment in his Manager’s Insurance Policy. Provided however, that in the event that Vyyo prepays the remaining severance payments (Hashlamat Pitzuii Piturin) to all of its other employees, it shall similarly prepay such remaining severance payments to Employee.

4.4.     It is agreed herein that providing a letter instructing the insurance company to transfer the Manager’s Insurance policy to the ownership of Employee, and attaching the relevant Form 161, will be deemed to effect the terms stated in paragraphs 4.1 and 4.2.

5.              Employee hereby acknowledges and confirms that the total number of unused vacation days that were accrued to his benefit prior to the date hereof is 48 working days (the “Previously Accrued Vacation”). Employee undertakes to use any and all Previously Accrued Vacation until the Termination Date. In addition, Employee undertakes to use any and all vacation days that will accrue from the Notice Date and until the Termination Date (the “Remaining Vacation Days”), prior to the Termination Date.

6.              No later than April 1, 2008, Employee shall return to Vyyo the leased car found in his possession and the fuel meter, in good and proper condition, in the same condition as obtained.  Employee is obligated to pay all fees and parking statements pertaining to such car which are attributable to the period that ends on the date of actual return of the car by Employee to Vyyo.

7.              Employee declares and confirms that in accordance with the Option Agreement dated March 25, 2003 (Vyyo Inc. internal option number (“Number”) 0000852) (“First Option Agreement”) between Employee and Vyyo Inc. (“Vyyo Inc.”), Employee was granted options to acquire 10,000 shares of Common Stock of Vyyo Inc. at an exercise price of $2.27 per share (the “First Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated May 13, 2003 (Number 0000867) (“Second Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 30,000 shares of Common Stock of Vyyo Inc. at an exercise price of $2.90 per share (“Second Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated August 12, 2003 (Number 0000925) (“Third Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 50,000 shares of Common Stock of Vyyo Inc. at an exercise price of $3.92 per share (“Third Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated February 10, 2006 (Number 0001362) (“Fourths Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 90,000 shares of Common Stock of Vyyo Inc. at an exercise price of $5.22 per share (“Fourths Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated march 21, 2006 (Number 001208) (“Fifth Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 20,000 shares of Common Stock of Vyyo Inc. at an exercise price of $7.50 per share (“Fifth Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated March 21, 2006 (Number 001209) (“Sixth Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 20,000 shares of Common Stock of Vyyo Inc. at an exercise price of $9.00 per share (“Sixth Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated March 21, 2006 (“Seventh Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 20,000 shares of Common Stock of Vyyo Inc. at an exercise price of $10.50 per share (“Seventh Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated November 9, 2006 (Number 001443) (“Eighth Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 24,000 shares of Common Stock of Vyyo Inc. at an exercise price of $3.35 per share (“Eighth Options”).

Employee declares and affirms that as of the Termination Date, options to acquire 10,000 shares of the aggregate number of options underlying the First Options, options to acquire 30,000 shares of the aggregate number of options underlying the Second Options, options to acquire 50,000 shares of the aggregate number of options underlying the Third Options, options to acquire 67,750 shares of the aggregate number of options underlying the Fourth Options, options to acquire 0 shares of the aggregate number of options underlying the Fifth Options, options to acquire 0 shares of the aggregate number of options underlying the Sixth Options, options to acquire 0 shares of the aggregate number of options underlying the Seventh Options, and options to acquire 24,000 shares of the aggregate number of options underlying the Eighth Options shall vest (hereinafter, the aggregate number of 177,750 vested options under the First Options, Second Options, Third Options, Fourth Options, Fifth Options, Sixth Options, Seventh Options and Eights Option options will be collectively referred to as “Vested Options”).  All remaining options that have not vested as of the Termination Date, whether granted pursuant to the First Options, Second Options, Third Options, Fourth Options, Fifth Options, Sixth Options, Seventh Options or Eights Options, including 20,000 options granted on November 6, 2001 which were previously cancelled (i.e., 106,250 options), will be automatically cancelled on the Termination Date and Employee will have no right thereunder.

The Vested Options (and solely the Vested Options) may be exercised until March 31, 2009.  The Vested Options, or any part thereof, which were not exercised will be automatically cancelled as of April 1, 2009, and Employee will not have any right to obtain shares thereby.

Employee declares and confirms that, other than his rights in the Vested Options as stated above, he has no rights of any type to purchase or receive any securities of Vyyo Inc., or of any company affiliated with it (including, without limitation, Vyyo Ltd., Xtend Networks Ltd. or any subsidiary or an affiliate of any of the foregoing companies), whatever their source, including rights in options that were not vested as of the Termination Date, and he will have no claim for such rights.

The provisions of Vyyo Inc.’s Fourth Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, and the terms and conditions of the First Option Agreement and the Second Option Agreement between Vyyo Inc. and Employee will continue to apply in accordance with their terms, mutatis mutandis.

8.              Employee does hereby declare, confirm and undertake that upon receipt of the funds detailed above, Vyyo, Vyyo Inc. and any subsidiary thereof, have fulfilled all of their obligations to him in connection with his employment and termination thereof, including salary and all payments, including, without limitation, any and all payments, if applicable, for the advance notice period, payment in redemption of annual vacation or holiday allowance, recreation pay, severance pay, health insurance, expense reimbursement, overtime pay, sick pay, bonuses, that are or shall be due to Employee in connection with his employment with Vyyo or the termination thereof.  Subject to the provisions of Section 16 below, Employee hereby releases and forever discharges Vyyo, and its parent company, subsidiaries, partners, investors, predecessors, successors, heirs, assigns, employees, former employees, shareholders, officers, directors, agents, attorneys, insurance carriers, subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereinafter affiliated in any manner, including without limitation any other entity associated with Vyyo Inc. (the “Released Party”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may now have or has ever had against the Released Party, whether based on tort, contract (express or implied), or any applicable law (collectively, the “Released Claims”) EXCEPT ONLY for its/his right under this Agreement and any claims or rights which may arise under that certain indemnification and exculpation agreement dated May 10, 2007 between the Employee and Vyyo Inc.  The Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, stock options, shares, sick leave, vacation pay, life or health insurance, or any other fringe benefit.

9.              For the avoidance of doubt, Employee hereby affirms that this document constitutes a compromise and notification of dismissal with respect to severance compensation within the meaning of section 29 of the Severance Compensation Law - 1963.

10.        All tax consequences arising from the payment of funds to the Employee, from the issuance of Shares under Employee Name and from exercising all rights under this Agreement shall be borne solely by the Employee. The Employee shall indemnify the Company and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon, including, without limitation, liabilities relating to the necessity to withhold or to have withheld any such tax. The Employee hereby authorizes the Company to withhold the issuance of any Shares to the Employee pending the payment of all such tax liabilities by the Employee, at the Company’s discretion.

11.        Employee agrees hereby to transfer his position with Vyyo in a complete and orderly fashion, to make himself available to Vyyo in a reasonable manner, to fulfill the duties instructed by Vyyo and to assist Vyyo to the best of his ability in anything connected to transferring his position or completing his employment.

12.        Without derogating from the provisions of Section 5 above, it is hereby acknowledged that Employee shall not be required to perform services for the Company following the Notice Date  and may provide services to third parties, as an employee or consultant (each, an “Additional Engagement”), provided however, that such Additional Engagements shall be subject to the provisions contained in Section 10 above and subject to Employee’s obligations of confidentiality and non-competition.

13.        Employee agrees to return to Vyyo, no later than the Effective Date, all documents, materials, tools and every other equipment that he used during his employment, all programs or plans in his possession, in any media whatsoever, and which was obtained in connection with his employment, where the foregoing is in as good condition as received, however, the Employee may keep the laptop that is currently in his possession.  Employee further waives and foregoes any claim for delay of return of any of such equipment.  Without derogating from the generality of the foregoing, Employee will return to Vyyo all information, in any manner whatsoever, and all computations received or prepared in connection with his employment, and which were in the possession of Vyyo, or in any other place, and Employee agrees that he has not and will not make any copy of any such item whatsoever.

14.        Notwithstanding the foregoing, on September 1, 2008, Vyyo will return to the Employee, his cellular telephone number and the actual cellular device to his own ownership, in accordance with the agreement with the cellular company and subject to his signature on the forms of transfer required by such cellular company.  All financial obligations for the use of any of such equipment until August 31, 2008 (including tax obligations and all reasonable costs for the use of such cellular device, which must be consistent with Employee’s past practice and with Vyyo’s applicable policies) will be borne solely by Vyyo.

15.        Employee undertakes not to cause other employees of Vyyo to leave Vyyo and not to solicit the employment of any of the employees of Vyyo with his new place of employment.

Employee further undertakes not to directly or indirectly solicit from the clients of the Released Party any business directly or indirectly in competition with the Released Party, or that involves activities in which any entity comprising the Released Party was engaged or had already planned to be engaged while Employee provided services to Vyyo.

16.        Unless otherwise expressly stated herein, this Agreement cancels all agreements, contracts or other documents between Employee and Vyyo, whether written or oral, excluding Employee’s obligations of confidentiality and non-competition with regard to Vyyo’s intellectual property   (including the confidentiality and non-competition undertakings pursuant to the Employment Agreement and the confidentiality agreement signed between the Employee and Vyyo, which is attached hereto as Appendix A), which shall remain in full force and effect. Notwithstanding the foregoing, the Company shall procure that the directors and officers insurance policy of Vyyo Inc. in effect on the Effective Date shall continue to be in full force and effect as necessary to cover the liabilities of the Employee in connection with his service to the Company or to Vyyo inc. prior to the Termination Date.

17.        The parties to this Agreement agree and confirm that it is known to them that a primary condition to Vyyo’s and Employee’s obligations is that each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by them or anyone on their behalf, directly or indirectly, to any third party whatsoever, including employees and consultants of Vyyo or its past employees and consultants. Employee confirms that he knows that if he breaches his confidentiality obligations, Vyyo will be free from its obligations under this Agreement.

18.        Employee acknowledges that (a) he has had the opportunity to consult with whomever he desires in regard to this Agreement; (b) he has read and understands the Agreement and is fully aware of its legal effect; and (c) he is entering into this Agreement freely and voluntarily, and based on he own judgment and not on any representations or promises made by Vyyo, other than those contained in this Agreement.

DATED: April 8, 2008	DATED: April 8, 2008

/s/ Wayne H. Davis	/s/ Arik Levi

Vyyo Ltd.	Arik Levi

By: Wayne H. Davis, CEO of Vyyo Inc.,
Parent of Vyyo Ltd.